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UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 13G/A

UNDER THE SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO. 1)

Varsity Group, Inc.

(Name of Issuer)

Common Stock, Par Value $0.0001 Per Share

(Title of Class of Securities)

922300 10 8

(CUSIP Number)

September 10, 2003

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐ Rule 13d-1(b)

☐ Rule 13d-1(c)

☒ Rule 13d-1(d)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: TCG Holdings, L.L.C

IRS Identification Number of Above Person: N/A
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 2,048,520
7. Sole Dispositive Power 0
8. Shared Dispositive Power 2,048,520

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 2,048,520
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 12.5%
12. Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: TC Group, L.L.C.

IRS Identification Number of Above Person: N/A
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 2,048,520
7. Sole Dispositive Power 0
8. Shared Dispositive Power 2,048,520

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 2,048,520
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 12.5%
12. Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: TWC Virginia, Inc.

IRS Identification Number of Above Person: N/A
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Virginia
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 992,000
7. Sole Dispositive Power 0
8. Shared Dispositive Power 992,000

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 992,000
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 6.0%
12. Type of Reporting Person CO

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: The Carlyle Group, L.P.

IRS Identification Number of Above Person: N/A
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 992,000
7. Sole Dispositive Power 0
8. Shared Dispositive Power 992,000

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 992,000
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 6.0%
12. Type of Reporting Person PN

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: The Carlyle Partners Leveraged Capital Fund I, L.P.

IRS Identification Number of Above Person: N/A
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 992,000
7. Sole Dispositive Power 0
8. Shared Dispositive Power 992,000

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 992,000
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 6.0%
12. Type of Reporting Person PN

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: B&T Enterprises, L.L.C.

IRS Identification Number of Above Person: N/A
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 992,000
7. Sole Dispositive Power 0
8. Shared Dispositive Power 992,000

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 992,000
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 6.0%
12. Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: TCG Ventures, L.L.C.

IRS Identification Number of Above Person: 52-2033506
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 1,056,520
7. Sole Dispositive Power 0
8. Shared Dispositive Power 1,056,520

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 1,056,520
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 6.5%
12. Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: TCG Ventures, Ltd.

IRS Identification Number of Above Person: 98-0182779
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 853,027
7. Sole Dispositive Power 0
8. Shared Dispositive Power 853,027

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 853,027
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 5.2%
12. Type of Reporting Person CO (Corporation)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: Carlyle U.S. Venture Partners, L.P.

IRS Identification Number of Above Person: 52-2038006
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 93,593
7. Sole Dispositive Power 0
8. Shared Dispositive Power 93,593
9. Aggregate Amount Beneficially Owned by Each Reporting Person: 93,593
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 0.6%
12. Type of Reporting Person PN

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: Carlyle Venture Coinvestment, L.L.C.

IRS Identification Number of Above Person: 52-2033493
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Delaware
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 109,900
7. Sole Dispositive Power 0
8. Shared Dispositive Power 109,900

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 109,900
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 0.7%
12. Type of Reporting Person OO (Limited Liability Company)

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: Carlyle Venture Partners, L.P.

IRS Identification Number of Above Person: 98-0181877
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 705,705
7. Sole Dispositive Power 0
8. Shared Dispositive Power 705,705

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 705,705
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 4.3%
12. Type of Reporting Person PN

CUSIP No. 922300 10 8 13G
1. Name of Reporting Person: C/S Venture Investors, L.P.

IRS Identification Number of Above Person: 98-0181878
2. Check the Appropriate Box if a Member of a Group (a) ☐ (b) ☒
3. SEC Use Only
4. Citizenship or Place of Organization: Cayman Islands
NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH:	5. Sole Voting Power 0
6. Shared Voting Power 147,322
7. Sole Dispositive Power 0
8. Shared Dispositive Power 147,322

9. Aggregate Amount Beneficially Owned by Each Reporting Person: 147,322
10. Check Box if the Aggregate Amount in Row 9 Excludes Certain Shares ☐
11. Percent of Class Represented by Amount in Row 9 0.9%
12. Type of Reporting Person PN

SCHEDULE 13G

Item 1(a).	Name of Issuer:
Varsity Group, Inc.

Item 1(b).	Address of Issuer’s Principal Executive Offices:
1850 M Street, NW, Suite 1150
Washington D.C. 20036

Item 2(a).	Name of Person Filing:
TCG Holdings, L.L.C.
TC Group, L.L.C.
TWC Virginia, Inc.
The Carlyle Group, L.P.
The Carlyle Partners Leveraged Capital Fund I, L.P.
B&T Enterprises, L.L.C.
TCG Ventures, L.L.C.
TCG Ventures, Ltd.
Carlyle U.S. Venture Partners, L.P.
Carlyle Venture Coinvestment, L.L.C.
Carlyle Venture Partners, L.P.
C/S Venture Investors, L.P.

Item 2(b).	Address of Principal Business Office:
c/o The Carlyle Group
1001 Pennsylvania Ave, NW
Suite 220 South
Washington, D.C. 20004-2505

Item 2(c).	Citizenship:
TCG Holdings, L.L.C. – Delaware
TC Group, L.L.C. – Delaware
TWC Virginia, Inc. – Virginia
The Carlyle Group, L.P. – Delaware
The Carlyle Partners Leveraged Capital Fund I, L.P. – Delaware
B&T Enterprises, L.L.C. – Delaware
TCG Ventures, L.L.C. – Delaware
TCG Ventures, Ltd. – Cayman Islands
Carlyle U.S. Venture Partners, L.P. – Delaware
Carlyle Venture Coinvestment, L.L.C. – Delaware
Carlyle Venture Partners, L.P. – Cayman Islands
C/S Venture Investors, L.P. – Cayman Islands

Item 2(d).	Title of Class of Securities
Common Stock, Par Value $0.0001 Per Share

Item 2(e).	CUSIP Number

Item 2(e).	CUSIP Number
922300 10 8

Item 3.	Not applicable.

[Remainder of this page has been left intentionally blank.]

Item 4. Ownership

Reporting Person	Amount beneficially owned:	Percent of class:	Sole power to vote or direct the vote:	Shared power to vote or to direct the vote:	Sole power to dispose or to direct the disposition of:	Shared power to dispose or to direct the disposition of:
TCG Holdings, L.L.C.	2,048,520	12.5%	0	2,048,520	0	2,048,520
TC Group, L.L.C.	2,048,520	12.5%	0	2,048,520	0	2,048,520
TWC Virginia, Inc.	992,000	6.0%	0	992,000	0	992,000
The Carlyle Group, L.P.	992,000	6.0%	0	992,000	0	992,000
The Carlyle Partners Leveraged Capital Fund I, L.P.	992,000	6.0%	0	992,000	0	992,000
B&T Enterprises, L.L.C.	992,000	6.0%	0	992,000	0	992,000
TCG Ventures, L.L.C.	1,056,520	6.5%	0	1,056,520	0	1,056,520
TCG Ventures, Ltd.	853,027	5.2%	0	853,027	0	853,027
Carlyle U.S. Venture Partners, L.P.	93,593	0.6%	0	93,593	0	93,593
Carlyle Venture Coinvestment, L.L.C.	109,900	0.7%	0	109,900	0	109,900
Carlyle Venture Partners, L.P.	705,705	4.3%	0	705,705	0	705,705
C/S Venture Investors, L.P.	147,322	0.9%	0	147,322	0	147,322

The record holders of common stock, par value $0.0001, of Varsity Group, Inc. (the “Common Stock”) are as follows: (1) B&T Enterprises, L.L.C., as the record holder of 992,000 shares, (2) Carlyle Venture Partners, L.P., as the record holder of 705,705 shares, (3) C/S Venture Investors, L.P., as the record holder of 147,322 shares, (4) Carlyle Venture Coinvestment, L.L.C., as the record holder of 109,900 shares, and (5) Carlyle U.S. Venture Partners, L.P., as the record holder of 93,593 shares.

TCG Ventures, Ltd. is (i) the sole general partner of Carlyle Venture Partners, L.P. and (ii) the general partner of C/S Venture Investors, L.P. TCG Ventures, L.L.C. (i) owns 100% of the outstanding capital stock of TCG Ventures Ltd., (ii) is the sole general partner of Carlyle U.S. Venture Partners, L.P., and (iii) is the sole managing member of Carlyle Venture Coinvestment, L.L.C. TC Group, L.L.C. is the sole member of TCG Ventures, L.L.C. TCG Holdings, L.L.C. is the sole managing member of TC Group, L.L.C. Accordingly, (i) TCG Ventures, Ltd., TCG Ventures, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C., each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by each of Carlyle Venture Partners, L.P. and C/S Venture Investors, L.P., and (ii) TCG Ventures, L.L.C., TC Group, L.L.C. and TCG Holdings, L.L.C., each may be deemed to be beneficial owners of the shares of Common Stock owned of record by Carlyle U.S. Venture Partners, L.P. and Carlyle Venture Coinvestment, L.L.C.

The Carlyle Partners Leveraged Capital Fund I, L.P. is the managing member of B&T Enterprises, L.L.C. The Carlyle Group, L.P. is the general partner of The Carlyle Partners Leveraged Capital Fund I, L.P., and TWC Virginia, Inc. is the general partner of The Carlyle Group, L.P. Accordingly, The Carlyle Partners Leveraged Capital Fund I, L.P., The Carlyle Group, L.P. and TWC Virginia, Inc. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by B&T Enterprises, L.L.C.

Pursuant to a contractual agreement, The Carlyle Partners Leveraged Capital Fund I, L.P. delegated to TC Group, L.L.C. day to day management of B&T Enterprises, L.L.C., which includes sole control over the voting and disposition of the shares held by B&T Enterprises, L.L.C. Accordingly, TC Group, L.L.C and TCG Holdings, L.L.C. each may be deemed to be a beneficial owner of the shares of Common Stock owned of record by B&T Enterprises, L.L.C. by contractual arrangement. The Carlyle Partners Leveraged Capital Fund I, L.P. may revoke such delegation at any time in its sole discretion.

William E. Conway, Jr., Daniel A. D’Aniello and David M. Rubenstein, as the managing directors of TCG Holdings, L.L.C. and the sole shareholders of TWC Virginia, Inc., may be deemed to share beneficial ownership of the shares shown as beneficially owned by each entity. Such persons disclaim such beneficial ownership.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement has been filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [ ].

Item 6:	Ownership of More than Five Percent on Behalf of Another Person:
Not applicable.

Item 7:	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported by the Parent Holding Company
Not applicable.

Item 8:	Identification and Classification of Members of the Group.
Not applicable.

Item 9:	Notice of Dissolution of Group
Not applicable.

Item 10:	Certification
Not applicable.

Signature Page 1 of 5

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:             February 12, 2004

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

TCG VENTURES, L.L.C.

By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE U.S. VENTURE PARTNERS, L.P.

By:	TCG Ventures, L.L.C., its General Partner
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE COINVESTMENT, L.L.C.

By:	TCG Ventures, L.L.C., its Managing Member
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

TCG VENTURES, LTD.

By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE PARTNERS, L.P.

By:	TCG Ventures, Ltd., its General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

C/S VENTURE INVESTORS, L.P.

By:	TCG Ventures, Ltd., its Managing General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

B&T ENTERPRISES, L.L.C.

By:	TC Group L.L.C., its Manager
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5

CARLYLE PARTNERS LEVERAGED CAPITAL FUND I, L.P.

By:	The Carlyle Group, its General Partner
By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

THE CARLYLE GROUP, L.P.

By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TWC VIRGINIA, INC., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

LIST OF EXHIBITS

Exhibit No.	Description

A	Joint Filing Agreement

EXHIBIT A: Joint Filing Agreement

In accordance with Rule 13d-1(k) promulgated under the Securities Exchange Act of 1934, as amended, the undersigned hereby agree to the joint filing with all other Reporting Persons (as such term is defined in the Schedule 13G referred to below) on behalf of each of them of a statement on Schedule 13G (including amendments thereto) with respect to the Common Stock, par value $0.0001 per share, of Varsity Group, Inc., a Delaware company, and that this Agreement may be included as an Exhibit to such joint filing. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

[Remainder of this page has been left intentionally blank.]

Signature Page 1 of 5

IN WITNESS WHEREOF, the undersigned hereby execute this Agreement as of the 12th day of February, 2004.

TCG HOLDINGS, L.L.C.

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TC GROUP, L.L.C.

By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 2 of 5

TCG VENTURES, L.L.C.

By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE U.S. VENTURE PARTNERS, L.P.

By:	TCG Ventures, L.L.C., its General Partner
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE COINVESTMENT, L.L.C.

By:	TCG Ventures, L.L.C., its Managing Member
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 3 of 5

TCG VENTURES, LTD.

By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

CARLYLE VENTURE PARTNERS, L.P.

By:	TCG Ventures, Ltd., its General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

C/S VENTURE INVESTORS, L.P.

By:	TCG Ventures, Ltd., its Managing General Partner
By:	TCG Ventures, L.L.C., its Sole Shareholder
By:	TC Group L.L.C., its Sole Member
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 4 of 5

B&T ENTERPRISES, L.L.C.

By:	TC Group L.L.C., its Manager
By:	TCG Holdings, L.L.C., its Managing Member

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

Signature Page 5 of 5

CARLYLE PARTNERS LEVERAGED CAPITAL FUND I, L.P.

By:	The Carlyle Group, its General Partner
By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

THE CARLYLE GROUP, L.P.

By:	TWC Virginia, Inc., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director

TWC VIRGINIA, INC., its General Partner

By:	/s/ Daniel A. D’Aniello
Name:	Daniel A. D’Aniello
Title:	Managing Director